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                   [NEW ENGLAND FINANCIAL LOGO APPEARS HERE]

                             NEW ENGLAND FINANCIAL
                             ---------------------
                                   ANNUITIES

March 15, 2000

TO OWNERS OF AMERICAN GROWTH SERIES VARIABLE ANNUITY CONTRACTS:

A Special Meeting of Shareholders of the Goldman Sachs Midcap Value Series (the "Series") of New England Zenith Fund (the "Trust") will be held on April 13, 2000. At the Shareholders Meeting, New England Life Insurance Company ("NELICO") will vote all shares of the Series held in the New England Variable Annuity Separate Account which are attributable to American Growth Series Variable Annuity Contracts in accordance with instructions received from Contractholders. You are now being asked how shares of the Series deemed attributable to your Contract as of that day should be voted at the Shareholders Meeting. The record date is January 31, 2000. All Contractholders with an investment in the Series as of that day will receive the enclosed Proxy Statement.

Enclosed is the Notice of Meeting and Proxy Statement relating to the Shareholders Meeting. After reviewing this material, please follow the Telephone Voting Instructions or complete and sign the Voting Instruction Form and return it in the enclosed, postage-paid, self-addressed envelope. If you fail to give voting instructions, shares of the Series deemed attributable to your Contract will be voted by NELICO in proportion to the voting instructions received from all other American Growth Series Variable Annuity Contractholders.


                               [NEF "wave" logo]
                              501 BOYLSTON STREET
                               [NEF "wave" logo]
                             BOSTON, MASSACHUSETTS
                               [NEF "wave" logo]
                                 T 617-578-2000

                 New England Life Insurance Company, Boston, MA

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AGSI